Exhibit 10.13

ADDENDUM

This Addendum to Employment Agreement (“Addendum”) is entered into as of March 21, 2023, by and between Paid, Inc., a Delaware corporation ("Paid" or "the Company"), and W. Austin Lewis, IV ("Employee").

WHEREAS, the Company and Employee entered into a two-year Employment Agreement on March 29, 2021 subject to one year renewals (“Employment Agreement”);

WHEREAS, the parties desire to renew the Employment Agreement for a two year period;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.	Renewal. The Employment Agreement is hereby renewed for an additional two year term, with the following changes in compensation:

a.	Base Salary. Base Salary is increased to $321,000, retroactive to January 1, 2023;

b.

Bonus. Employee shall receive, no later than March 22, 2023, 250,000 shares of common stock, provided that fifty percent (50%) of such shares may be repurchased by the Company at Company’s sole election at $0.01 per share (adjusted for any stock split, stock dividend, or other recapitalization or reorganization) in the event that Employee terminates his employment voluntarily prior to January 1, 2024. Employee may be awarded such other bonuses by the Board of Directors in the Board’s sole discretion from time to time.

2.

Governing Laws and Forum. This Addendum shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts. The parties hereto further agree that any disagreement, claim or controversy may arise between Employee and the Company with respect to a termination (including but not limited to, any claim of employment discrimination), the same shall be settled by arbitration in Massachusetts before a single arbitrator in accordance with the then current national rules for resolution of employment disputes of the American Arbitration Association, enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto except that the Company may seek equitable relief with respect to any breaches of clause 6 of the Employment Agreement (confidentiality) or the Non-competition Agreement attached to the Employment Agreement that is referenced in clause 7 of the Employment Agreement.

IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Addendum as of the date written above.

Paid, Inc.

/s/ W. Austin Lewis	By:	/s/ Laurie Bradley
W. Austin Lewis, IV	Name: Laurie Bradley, Director